Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-189888
(To Prospectus dated July 23, 2013, Prospectus
Supplement dated July 23, 2013 and Product
Supplement STOCK STR-3 dated December 11, 2013)

3,290,928 Units $10 principal amount per unit CUSIP No. 78013B304	Pricing Date Settlement Date Maturity Date	March 12, 2015 March 19, 2015 March 28, 2016

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Apple Inc.

▪      Automatically callable if the Observation Level of the Underlying Stock on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value

▪      In the event of an automatic call, the amount payable per unit will be:

▪      $11.00050 if called on the first Observation Date

▪      $11.50075 if called on the second Observation Date

▪      $12.00100 if called on the final Observation Date

▪      If not called on the first or second Observation Dates, a maturity of approximately one year and one week

▪      If not called, 1-to-1 downside exposure to decreases in the Underlying Stock, with up to 100% of your principal at risk

▪      All payments are subject to the credit risk of Royal Bank of Canada

▪      No periodic interest payments

▪      Limited secondary market liquidity, with no exchange listing

▪      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement STOCK STR-3.

The initial estimated value of the notes as of the pricing date is $9.82 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-8 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
__________________________________________________

	Per Unit	Total

Public offering price	$ 10.000	$ 32,909,280.00

Underwriting discount	$ 0.125	$ 411,366.00

Proceeds, before expenses, to RBC	$ 9.875	$ 32,497,914.00

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
March 12, 2015

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Summary

The Strategic Accelerated Redemption Securities® Linked to the Common Stock of Apple Inc., due March 28, 2016 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Common Stock of Apple Inc. (the “Underlying Stock”), on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Stock, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.   The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-8.
Terms of the Notes		Payment Determination
Issuer:	Royal Bank of Canada (“RBC”)
Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately one year and one week, if not called on the first or second Observation Dates
Underlying Stock:	Common stock of Apple Inc. (the “Underlying Company”) (NASDAQ symbol: “AAPL”)
Starting Value:	123.93, the Volume Weighted Average Price on the pricing date
Volume Weighted Average Price:
The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:05 p.m. on all U.S. exchanges.

Ending Value:	The Observation Level on the final Observation Date.
Observation Level:	The Closing Market Price of one share of the Underlying Stock on any Observation Date, multiplied by the Price Multiplier.
Observation Dates:
September 18, 2015, December 16, 2015, and March 18, 2016 (the final Observation Date).
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-17 of product supplement STOCK STR-3.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:
$11.00050, representing a Call Premium of 10.0050% of the principal amount, if called on the first Observation Date;
$11.50075, representing a Call Premium of 15.0075% of the principal amount, if called on the second Observation Date; and
$12.00100, representing a Call Premium of 20.0100% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described beginning on page PS-16 of product supplement STOCK STR-3; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.

Threshold Value:	123.93, or 100% of the Starting Value
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page PS-20 of product supplement STOCK STR-3.
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-8.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK STR-3 dated December 11, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913006984/o1210131424b5.htm

▪	Series F MTN prospectus supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

▪	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-3.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
▪     You anticipate that the Observation Level of the Underlying Stock on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

▪     You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Stock is significantly greater than the applicable Call Premium.

▪     If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪     You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪     You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock

▪     You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪     You wish to make an investment that cannot be automatically called prior to maturity.

▪     You believe that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value.

▪     You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪     You seek an uncapped return on your investment

▪     You seek principal repayment or preservation of capital.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on the Underlying Stock.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 100.00;

3)	a Call Level of 100.00;

4)	the term of the notes from March 19, 2015 to March 28, 2016;

5)
the Call Premium of 10.0050% of the principal amount if the notes are called on the first Observation Date, 15.0075% if called on the second Observation Date, and 20.0100% if called on the final Observation Date; and

6)	Observation Dates occurring on September 18, 2015, December 16, 2015, and March 18, 2016 (the final Observation Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 123.93, which was the Volume Weighted Average Price on the pricing date. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below.  In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Notes Are Called on an Observation Date

The notes will be called at $10.00000 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $1.00050 = $11.00050 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $1.50075 = $11.50075 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $2.00100 = $12.00100 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount.  For example, if the Ending Value is 80.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	80.00
Total Return of the Underlying Stock(1)	10.72%	6.07%	6.44%	-18.56%
Return of the Notes	10.0050%	15.0075%	20.0100%	-20.0000%
Call Amount / Redemption Amount per Unit	$11.00050	$11.50075	$12.00100	$8.00000

(1)	The total return of the Underlying Stock assumes:

(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Observation Level or Ending Value, as applicable;

(b)	a constant dividend yield of 1.40% per annum; and

(c)	no transaction fees or expenses.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement STOCK STR-3, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Stock.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the price of the Underlying Stock, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-8. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our creditworthiness and changes in market conditions.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Underlying Stock), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪
The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪
While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Company, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪
The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock.  See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-20 of product supplement STOCK STR-3.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK STR-3. For a discussion of the Canadian federal income tax consequences of investing in the notes, see "Tax Consequences – Canadian Taxation" in the prospectus dated July 23, 2013.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

The Underlying Stock

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 320193.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, MLPF&S, or any of our respective affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.  The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the NASDAQ Global Select Market under the symbol “AAPL.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
	High ($)	Low ($)
2008 First Quarter	27.85	17.02
Second Quarter	27.14	21.02
Third Quarter	25.67	15.04
Fourth Quarter	15.86	11.50

2009 First Quarter	15.70	11.17
Second Quarter	20.67	15.53
Third Quarter	26.59	19.34
Fourth Quarter	30.23	25.82

2010 First Quarter	33.69	27.43
Second Quarter	39.17	33.69
Third Quarter	41.78	34.31
Fourth Quarter	46.50	39.81

2011 First Quarter	51.88	46.67
Second Quarter	50.44	45.05
Third Quarter	59.06	49.03
Fourth Quarter	60.32	51.93

2012 First Quarter	88.23	58.75
Second Quarter	90.89	75.73
Third Quarter	100.30	82.13
Fourth Quarter	95.96	72.71

2013 First Quarter	78.43	60.01
Second Quarter	66.26	55.79
Third Quarter	72.53	58.46
Fourth Quarter	81.44	68.71

2014 First Quarter	79.62	71.35
Second Quarter	94.25	73.99
Third Quarter	103.30	93.08
Fourth Quarter	119.00	96.26

2015 First Quarter (through the pricing date)	133.00	105.99

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stock and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stock.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. That rate, which we refer to in this term sheet as our internal funding rate, is generally lower by an amount that we do not expect to exceed 0.50% per annum (equivalent to $0.05 per unit). This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Stock. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement STOCK STR-3.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated July 23, 2013.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Summary of U.S. Federal Income Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts in respect of the Underlying Stock.

▪
Under this characterization and tax treatment of the notes, a U.S. holder (as defined beginning on page 22 of the prospectus) generally will recognize capital gain or loss upon the sale, redemption or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.

▪
Under proposed Treasury regulations, a “dividend equivalent” payment (as discussed in the product supplement) includes payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument. If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents. However, the Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the Federal Register of final regulations addressing dividend equivalent withholding.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK STR-3.

Validity of the Notes

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the product supplement, the prospectus supplement, and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

Terms Incorporated in Master Global Security

The terms appearing under the captions “Summary—Terms of the Notes” and “Summary—Payments Determination” on page TS-2 above, the pricing date, settlement date and maturity date appearing on the cover page, and the applicable terms included in the documents listed under “Summary” on page TS-2 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

Strategic Accelerated Redemption Securities®

Strategic Accelerated Redemption Securities®
Linked to the Common Stock of Apple Inc., due March 28, 2016

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

"Strategic Accelerated Redemption Securities®" is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®